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                                                                    EXHIBIT 21.1



                   Subsidiaries of Arena Pharmaceuticals, Inc.


1.   Aressa Pharmaceuticals, Inc., a Delaware corporation

2.   BRL Screening, Inc., a Delaware corporation

3.   ChemNavigator.com, Inc., a Delaware corporation